Exhibit 16.1

June 8, 2010

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Re: MDI, Inc.

Commission File No: 0-9463

Dear Ladies and Gentlemen:

On April 20, 2010, we provided notice of our resignation as the independent registered public accounting firm for MDI, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated June 8, 2010 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Very truly yours,

/s/ Weaver and Tidwell, L.L.P.

Weaver and Tidwell, L.L.P.
by Greg Bailes, Partner

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